Exhibit 99.1

Martha Stewart Living Omnimedia Reports Fourth Quarter and Full-Year 2014 Results

NEW YORK, March 5, 2015 /PRNewswire/ — Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced its results for the fourth quarter and full-year ended December 31, 2014.

“We ended 2014 with a more streamlined business, as evidenced by a significant improvement in operating income as a result of the early impact of our partnership with Meredith Corporation which went into effect on November 1. With an optimal cost structure now in place, we are beginning to execute on an aggressive plan to grow our top line through a series of strategic and purposeful partnerships,” said Dan Dienst, Chief Executive Officer. “With a strong, globally-recognized brand, well-positioned media assets and a focus on international expansion, we believe we are on track to obtain profitability and continue to generate cash in 2015 and beyond.”

Fourth Quarter 2014 Summary

Fourth quarter results reflect the beginning of the impact of our partnership with Meredith Corporation (“Meredith”), pursuant to which, effective November 1, MSLO, among other things, discontinued the publication of Martha Stewart Living and Martha Stewart Weddings and its digital operations and Meredith assumed responsibility for advertising sales, circulation and production of Martha Stewart Living and Martha Stewart Weddings, and hosting, operating, maintaining, and providing advertising sales for www.marthastewart.com and www.marthastewartweddings.com. MSLO continues to create all editorial content for its publications and websites.

Total revenues for the fourth quarter of 2014 were $41.4 million compared to $47.4 million in the fourth quarter of 2013 due to lower Publishing and Merchandising revenues.

Total operating income for the fourth quarter of 2014 was $7.0 million, which includes a $(3.6) million restructuring charge principally associated with transition costs related to our partnership with Meredith. Total operating income in the fourth quarter of 2013 was $5.9 million, which includes a $(2.8) million restructuring charge.

Basic and diluted net income per share was $0.12 for both the fourth quarters of 2014 and 2013.

Full-Year 2014 Summary

Total revenues were $141.9 million in 2014, compared to $160.7 million in 2013 due to lower Publishing and Merchandising revenues.

Total consolidated operating loss for 2014 was $(7.8) million, which includes a non-cash intangible asset and goodwill impairment charge of $(11.4) million related to the Emeril Lagasse business and recorded in the Company’s merchandising segment. Total consolidated operating loss was $(1.9) million for 2013.

Basic and diluted net loss per share was $(0.09) for the full-year 2014 compared to $(0.03) in 2013.

Fourth Quarter 2014 Results by Segment

Three Months Ended December 31,

(unaudited, in thousands)

	2014	2013
REVENUES
Publishing	$24,623	$28,420
Merchandising	15,877	18,216
Broadcasting	917	769

Total Revenues	$41,417	$47,405

OPERATING INCOME / (LOSS)
Publishing	$3,163	$(1,787)
Merchandising	11,672	13,640
Broadcasting	101	343
Corporate	(7,972)	(6,336)

Total Operating Income	$6,964	$5,860

Recent Business Highlights

•	In February 2015, MSLO and Macy’s announced the launch of Whim Martha Stewart Collection™, an exclusive bedding collection from Martha Stewart available only at Macy’s. The new line includes comforter sets, sheets and quilts in playful prints and colors, and is available on macys.com, and in select Macy’s stores starting in March.

•	The fourth season of Martha Bakes, which premiered on PBS stations nationwide in January 2015 has been the most successful season to date with an average of over 1.2 million viewers tuning in each week.

•	In January 2015, the American Society of Magazine Editors recognized Martha Stewart Living as a finalist for a National Magazine Award in the General Excellence category for Service and Lifestyle magazines.

•	Martha’s 84th book, Clean Slate: A Cookbook and Guide, went on-sale in January 2015 and quickly became #17 on The New York Times Best Seller List.

Publishing

Revenues in the fourth quarter of 2014 were $24.6 million, compared to $28.4 million in the prior year’s fourth quarter due to lower print and digital advertising revenue offset by a one-time revenue recognition of $2.0 million in connection with the delivery of our subscription list to Meredith. The fourth quarter of 2014 also includes revenue from two issues of Martha Stewart Living delivered in the quarter prior to the transition of publishing operations to Meredith. While total gross digital advertising sales increased in the fourth quarter of 2014 compared to the prior year period, the Company’s fourth quarter 2014 results include a smaller amount of digital advertising revenue as a result of the impact of two months of our digital revenue share arrangement with Meredith.

Operating income improved to $3.2 million for the fourth quarter of 2014, compared to an operating loss of $(1.8) million in the fourth quarter of 2013 due to the initial impact of significant cost reductions arising from our partnership with Meredith. In connection with the Meredith partnership, the fourth quarter of 2014 results includes a restructuring charge of $(2.7) million.

Merchandising

Revenues were $15.9 million for the fourth quarter of 2014, as compared to $18.2 million in the prior year’s fourth quarter due to the Company’s modified agreement with J.C. Penney, fewer product categories with The Home Depot and the expiration of our partnership with Avery, all of which had been previously announced.

Operating income was $11.7 million for the fourth quarter of 2014 as compared to $13.6 million in the fourth quarter of 2013.

Broadcasting

Revenue in the fourth quarter of 2014 was $0.9 million, compared to $0.8 million in the fourth quarter of 2013.

Operating income was $0.1 million for the fourth quarter of 2014 compared to operating income of $0.3 million in the fourth quarter of 2013.

Corporate

Corporate expenses were $(8.0) million in the fourth quarter of 2014 compared to $(6.3) million in 2013 primarily due to a provision for employee bonuses in the fourth quarter of 2014 with no similar provision in the prior year period. Last year’s fourth quarter includes a reimbursement from our insurance carrier related to the Macy’s litigation, which was settled in 2013. Excluding these items, corporate expenses were down 20%.

The Company will host a conference call with analysts and investors on March 5, 2015 at 4:30pm EST that will be broadcast live over the Internet at www.marthastewart.com/ir, and an archived version will be available through March 20, 2015.

About Martha Stewart Living Omnimedia, Inc.

Martha Stewart Living Omnimedia, Inc. (MSLO) is a leading provider of original “how-to” information, inspiring and engaging consumers with unique lifestyle content and high-quality products. MSLO is listed on the New York Stock Exchange under the ticker symbol MSO.

Forward-Looking Statements

This press release may contain certain statements that we believe are, or may be considered to be, “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “continue,” “potential” or similar words or phrases and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed in or implied by such forward-looking statements.

Such forward-looking statements include: the continued success of our brands and the reputation and popularity of Martha Stewart and Emeril Lagasse; adverse reactions to publicity relating to Ms. Stewart or Mr. Lagasse by consumers, advertisers and business partners; loss of the services of Ms. Stewart or Mr. Lagasse; our ability to successfully implement our growth strategies; our ability to develop new or expand existing merchandising and licensing programs or the loss or failure of existing programs, including as a result of litigation or disputes with our partners; failure to predict, respond to and influence trends in consumer taste; our inability to successfully and profitably develop or introduce new products and services; our inability to predict, respond to or influence trends that are appealing to the public; our dependence on our partnership with Meredith Corporation for ongoing publication, distribution and exploitation of our magazines and continued hosting, advertising and other services related to our websites and a potential disruption in this relationship; increased competition for our print and digital content and our consumer products; continued weak and uncertain worldwide economic conditions; our ability to retain key employees; our inability to realize the value recorded for intangible assets which could results in impairment charges; and failure to protect our intellectual property.

Certain of these and other factors are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, especially under the heading “Risk Factors,” which may be accessed through the SEC’s website at http://www.sec.gov/.

Martha Stewart Living Omnimedia, Inc.

Consolidated Statements of Operations

Three Months Ended December 31,

(unaudited, in thousands, except share and per share amounts)

	2014	2013
REVENUES
Publishing	$24,623	$28,420
Merchandising	15,877	18,216
Broadcasting	917	769

Total revenues	41,417	47,405

Production, distribution and editorial	(14,023)	(16,789)
Selling and promotion	(6,222)	(12,685)
General and administrative	(10,868)	(8,489)
Depreciation and amortization	297	(818)
Restructuring charges	(3,637)	(2,764)

OPERATING INCOME	6,964	5,860
Interest income and other, net	78	125

INCOME BEFORE INCOME TAXES	7,042	5,985
Income tax (provision) / benefit	(199)	991

NET INCOME	$6,843	$6,976

INCOME PER SHARE - BASIC AND DILUTED
Net income- Basic	$0.12	$0.12

Net income- Diluted	$0.12	$0.12

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	57,090,226	57,630,635
Diluted	57,875,017	58,011,584

Martha Stewart Living Omnimedia, Inc.

Consolidated Statements of Operations

Twelve Months Ended December 31,

(unaudited, in thousands, except share and per share amounts)

	2014	2013
REVENUES
Publishing	$82,139	$96,493
Merchandising	57,371	59,992
Broadcasting	2,406	4,190

Total revenues	141,916	160,675

Production, distribution and editorial	(58,720)	(73,121)
Selling and promotion	(33,565)	(45,033)
General and administrative	(38,122)	(39,945)
Depreciation and amortization	(4,354)	(3,758)
Restructuring charges	(3,637)	(3,439)
Impairment of trademark and goodwill	(11,350)	—
Gain on sale of subscriber list, net	—	2,724

OPERATING LOSS	(7,832)	(1,897)
Interest (expense) / income and other, net	(435)	209

LOSS BEFORE INCOME TAXES	(8,267)	(1,688)
Income tax benefit / (provision)	3,209	(84)

NET LOSS	$(5,058)	$(1,772)

LOSS PER SHARE - BASIC AND DILUTED
Net loss	$(0.09)	$(0.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	56,953,958	64,912,368

Martha Stewart Living Omnimedia, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2014 (unaudited)	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$11,439	$21,884
Short-term investments	36,816	19,268
Restricted cash and investments	—	5,072
Accounts receivable, net	30,319	39,694
Paper inventory	—	2,901
Other current assets	3,108	3,876

Total current assets	81,682	92,695

PROPERTY AND EQUIPMENT, net	4,106	7,961
GOODWILL	—	850
INTANGIBLE ASSET- TRADEMARKS	34,700	45,200
OTHER NONCURRENT ASSETS	991	1,661

Total assets	$121,479	$148,367

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$14,753	$12,464
Accrued payroll and related costs	5,706	8,665
Current portion of deferred subscription revenue	22	7,632
Current portion of other deferred revenue	16,068	17,227

Total current liabilities	36,549	45,988

DEFERRED SUBSCRIPTION REVENUE	4	3,587
OTHER DEFERRED REVENUE	10,115	17,307
DEFERRED INCOME TAX LIABILITY	3,755	7,094
OTHER NONCURRENT LIABILITIES	2,371	3,916

Total liabilities	52,794	77,892

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Class A Common Stock, $0.01 par value, 350,000,000 shares authorized: 32,260,936 and 30,704,491 shares issues in 2014 and 2013, respectively; 32,201,536 and 30,645,091 shares outstanding in 2014 and 2013, respectively	322	307
Class B Common Stock, $0.01 par value, 150,000,000 shares authorized: 24,984,625 and 25,984,625 shares issued and outstanding in 2014 and 2013, respectively	250	260
Capital in excess of par value	345,021	342,213
Accumulated deficit	(276,109)	(271,051)
Accumulated other comprehensive loss	(24)	(479)

	69,460	71,250

Less: Class A treasury stock - 59,400 shares at cost	(775)	(775)

Total shareholders’ equity	68,685	70,475

Total liabilities and shareholders’ equity	$121,479	$148,367

CONTACT: Katherine Nash, Martha Stewart Living Omnimedia, Inc. Investor Relations, 512-757-2566, knash@marthastewart.com